Filed Pursuant to Rule 433

Registration Statement No. 333-209122

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

€550,000,000 0.250% Senior Notes due 2021

€550,000,000 0.625% Senior Notes due 2023

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	January 5, 2017
Settlement Date:	January 17, 2017 (T+7)
Expected Ratings*:	Aa2 by Moody’s Investors Service, Inc. AA by Standard & Poor’s Ratings Services

0.250% Senior Notes due 2021

Principal Amount:	€550,000,000
Maturity Date:	January 17, 2021
Issue Price (Price to Public):	99.932% of face amount
Gross Spread:	25 bps
Proceeds to Issuer:	€548,251,000
Interest Rate:	0.250% per annum
Yield to Maturity:	0.267%
Spread to Mid-Swap:	+27 bps
Mid-Swap Yield:	-0.003%
Benchmark Security:	OBL 0.250% due October 16, 2020 #172
Benchmark Security Price:	103.320%
Benchmark Security Yield:	-0.618%
Spread to Benchmark Security:	+88.5 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on January 17, commencing January 17, 2018
Optional Redemption:	At any time prior to December 17, 2020: Make-whole redemption at comparable government bond rate plus + 15 bps On or after December 17, 2020: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BY3
Common Code:	154879242
ISIN:	XS1548792420
Paying Agent	The Bank of New York, London Branch
Listing:	The Issuer intends to apply to list the 0.250% Senior Notes due 2021 on the New York Stock Exchange

0.625% Senior Notes due 2023

Principal Amount:	€550,000,000
Maturity Date:	January 17, 2023
Issue Price (Price to Public):	99.613% of face amount
Gross Spread:	31.25 bps

Proceeds to Issuer:	€546,152,750
Interest Rate:	0.625% per annum
Yield to Maturity:	0.691%
Spread to Mid-Swap:	+47 bps
Mid-Swap Yield:	0.221%
Benchmark Security:	DBR 1.500% due September 4, 2022
Benchmark Security Price:	110.495%
Benchmark Security Yield:	-0.336%
Spread to Benchmark Security:	+102.7 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on January 17, commencing January 17, 2018
Optional Redemption:	At any time prior to November 17, 2022: Make-whole redemption at comparable government bond rate plus + 15 bps On or after November 17, 2022: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BZ0
Common Code:	154879285
ISIN:	XS1548792859
Paying Agent	The Bank of New York, London Branch
Listing:	The Issuer intends to apply to list the 0.625% Senior Notes due 2023 on the New York Stock Exchange

Concurrent Offering:	Concurrently with this offering, under a separate prospectus supplement, our wholly owned finance subsidiary, Berkshire Hathaway Finance Corporation (“BHFC”), is offering senior notes, which will be unconditionally and irrevocably guaranteed by us. The closing of this offering of notes is not conditioned upon the closing of the concurrent offering of senior notes by BHFC.

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities plc Merrill Lynch International Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Settlement Period: The closing will occur on January 17, 2017, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at +1-866-471-2526, J.P. Morgan Securities plc collect at +44-207-134-2468, Merrill Lynch International toll-free at +1-800-294-1322 or Wells Fargo Securities, LLC toll-free at +1-800-645-3751.